Exhibit 99.1

Contact:

Immune Pharmaceuticals Inc.

430 East 29th Street, suite 940

New York, NY 10016

Anna Baran, Director, Corporate Affairs

Tel: 646 561-8010

anna.baran@immunepharma.com

Immune Board elects René-Pierre Azria a Director and Chair of the Transaction Committee

NEW YORK, April 21, 2015 -- Immune Pharmaceuticals Inc., or “Immune” (NASDAQ: IMNP) announced that its Board of Directors has elected René-Pierre Azria as a Director and the Chair of the Transaction and Pricing Committee, with oversight on strategic and financial transactions. Mr. Azria will also be a member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nomination Committee.

Upon his election, Mr. Azria commented: “I have a long-time interest in Life Sciences and in particular biopharma. Immune has a promising pipeline. Developing new drugs requires money and partnerships, and I hope that my experience in finance will help Immune accelerate certain of its initiatives. I am delighted to be part of this effort."

Dr. Daniel Teper, founder and CEO of Immune added: “We welcome René-Pierre to the Immune Board of Directors. I believe that his experience with successful execution of US and cross-border transactions will be a significant asset to help drive Immune’s growth strategy.”

Mr. Azria is a Senior Partner at LionTree Advisors. Prior to joining LionTree, Mr. Azria managed Tegris LLC, the financial advisory boutique he launched in 2008. He started his career at Banque Indosuez in Tokyo, Japan, and has been an investment banker in New York since 1985, advising on financial and strategic transactions in the US, Europe and Asia. Mr. Azria was a Managing Director of Blackstone-Indosuez and the President of Financière Indosuez, before joining Rothschild, Inc where he was a Worldwide Partner until 2007.

Mr. Azria is a director of Phoenix Group plc, a listed UK life insurance company, and of two privately owned book publishers.

Mr. Azria holds a MSc. from the HEC School of Management in France, a Trium degree from London Business School and NYU Stern Graduate School of Business, and a Bachelor of Science in Mathematics. Mr. Azria is a member of the Board of Governors and the Executive Committee of the American Jewish Committee, chairs AJC Paris and supports a number of other charitable organizations.

About Immune Pharmaceuticals

Immune Pharmaceuticals Inc. applies a personalized approach to treating and developing novel, highly-targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. The Company's lead product candidate, bertilimumab, is in clinical development for moderate to severe ulcerative colitis and Crohn's disease as well as bullous pemphigoid, an orphan auto-immune dermatological condition. Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO; OTCQX: ICOTF) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed the exclusive world-wide rights to bertilimumab in 2006 from MedImmune, the Global Research and Development arm of AstraZeneca. Immune's pipeline also includes NanomAbs®, antibody nanoparticle conjugates, for the targeted delivery of chemotherapeutics, and AmiKet™, a Neuropathic Pain drug candidate ready for Phase III. AmiKet has received Orphan Drug Designation for Post-Herpetic Neuralgia.

For more information, visit Immune's website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal" or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab or AmiKet will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAb program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.